Exhibit 10.3

Azedra Commercial Facility and Supply Agreement

THIS AGREEMENT made in duplicate as of this 6th day of August, 2009

BETWEEN:

MDS NORDION, a division of MDS (Canada) Inc.
having a place of business at
447 March Road
Ottawa, Ontario, Canada

(“Nordion”)

AND:

MOLECULAR INSIGHT
PHARMACEUTICALS, INC.
having a place of business at
160 Second Street
Cambridge Massachusetts, 02142 USA

(“Molecular Insight Pharmaceuticals”)

WHEREAS:

I.	Molecular Insight Pharmaceuticals is the owner or licensee of a certain compound known as Azedra, a therapeutic radiopharmaceutical agent for the treatment of certain neuroendocrine cancers;

II.	MIP has expertise in the production and development of radiopharmaceuticals, processes, and in the radiolabelling of compounds;

III.	Nordion has expertise in the production of radiochemicals, in the development of radiopharmaceuticals, processes, and in the radiolabelling of compounds;

IV.	Nordion has expertise in designing and overseeing the construction of facilities for the radiolabelling of compounds;

V.	Nordion and Molecular Insight Pharmaceuticals agreed to a proposal for the Phase III Clinical Trial and Commercial Supply Facility Agreement dated February 5, 2009 (“Letter of Agreement”) and Molecular Insight Pharmaceuticals paid Nordion a sum of ****** for the Phase 1 inception which was due upon execution of the Letter of Agreement;

* Confidential Treatment Requested *

VI.

Nordion and Molecular Insight Pharmaceuticals entered into (i) a Development Agreement dated March 22, 2006 (the “Development Agreement”) for the purpose of undertaking a development program to establish a process permitting Molecular Insight Pharmaceutical’s precursor (unlabelled MIBG Ultrace™ resin) to be labeled with I-131 to form a radiopharmaceutical (i) a Clinical Supply and Interim Facility Agreement dated July 12, 2007 (“Interim Facility Agreement”) for the purpose of interim clinical supply of Azedra, and (ii) a Scale-up Agreement dated March 18, 2008 (the “Scale-up Agreement”) for the purpose of establishing a process to manufacture a scaled-up batch size of Azedra.

VII.	Molecular Insight Pharmaceuticals desires that Nordion establish a Facility at its site in Ottawa, Ontario to accommodate growth and expansion of the process developed under the Development Agreement for the manufacture and supply of Azedra in sufficient quantities for use in the Clinical Trial Phase and the Commercial Phase.

VIII	Molecular Insight Pharmaceuticals desires that upon completion of the Facility established under this Agreement that Nordion transition the manufacture of Azedra from the existing facility currently located in room 1215 at Nordion’s site in Ottawa, Ontario to the Facility established under this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and subject to the terms and conditions hereinafter set out, the parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement:

1.1	“Affiliate” shall mean an entity or person which controls, is controlled by or is under common control with either party. For purposes of this section 1.1 control shall mean (a) in the case of corporate entities, the direct or indirect ownership of more than one-half of the stock or participating shares entitled to vote for the election of directors, and (b) in the case of a partnership, the power to direct the management and policies of such partnership.

1.2	“Azedra” shall mean Molecular Insight Pharmaceuticals’s proprietary drug product, a high specific activity I-131 labeled meta-iodobenguane in therapeutic (“Tx”) and diagnostic (“Dx”) dosage forms also known as high specific activity I-131 MIBG, for use in treating certain neuroendocrine cancers.

1.3	“Batch” shall mean a production batch of Azedra Manufactured under this Agreement and shall be of the size set forth on Schedule D attached hereto.

1.4	“Batch Production Date” shall mean the date on which Isotope is added to Precursor during the Manufacture of Azedra.

1.5	“Clinical Trials” shall mean human trials for clinical development of Azedra for the purpose of seeking pharmaceutical regulatory approval.

1.6	“Clinical Trial Phase” shall mean human trials for clinical development of Azedra for use in Clinical Trials.

1.7	“Commercial Phase” shall mean the period of supply of Azedra commencing after NDA regulatory approval has been received in the United States from the FDA by Molecular Insight Pharmaceuticals.

1.8	“Current Good Manufacturing Practices” or “cGMP(s)” shall mean the good manufacturing practices required by the FDA and as set forth in the FD&C or FDA rules and regulations for the manufacturing, testing and quality control of pharmaceutical materials as applied to compounds, which practices are current on the Effective Date of this Agreement and may be supplemented, amended or modified from time to time. To the extent that standards in other countries for the manufacture, testing, and quality control of pharmaceutical materials are higher or more stringent than those required by the FDA, the more stringent standards if agreed to between the parties shall be delineated in subsequent Quality Agreements.

1.9	“Data” shall mean Azedra formulation data (under the predecessor agreements), and data summaries, data reports, and results generated under this Agreement, included in the following documents: stability testing reports, Azedra Batch records and validation reports. Data shall exclude Nordion Background Technology and Nordion Confidential Information.

1.10	“Effective Date” shall mean the date first appearing above.

1.11	“Equipment” means any equipment or machinery, and in the case of cGMP manufacturing hereunder, qualified equipment or machinery, used by Nordion in the development and/or Manufacture of Azedra, or the holding, processing, testing, or release of Azedra.

1.12	“FDA” shall mean the United States Food and Drug Administration.

1.13	“FD&C” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

1.14	“Facility” shall mean the new facility and Equipment to be established by Nordion at its manufacturing site in Ottawa, Ontario as described in Schedule A and pursuant to cGMPs, to be used for the production of Azedra for Clinical Trials and Commercial Phase supply.

1.15	“Facility Milestone(s)” shall mean the milestones relating to the establishment of the Facility as described in Schedule A.

1.16	“Facility Program” shall mean the program by which Nordion shall establish the Facility in accordance with the Facility Milestones as described in Schedule A.

1.17	“IND” shall mean an Investigational New Drug Application as defined by the rules and regulations promulgated under the FD&C and U.S. Public Health Service Act and any supplements, modifications or amendments thereunder.

1.18	“Isotope” or “I-131” shall mean tellurium derived Iodine 131 (I-131).

1.19	“Manufacture(d)” means any processes and activities necessary to produce Azedra, including without limitation, the manufacturing, processing, packaging, labeling, quality control testing, stability testing, release or storage of Precursor and Azedra, but excluding sterilization.

1.20	“Master Batch Record” or “MBR” shall mean a formal set of instructions for the Manufacture of each Batch, developed and maintained in Nordion’s standard format by Nordion, using Molecular Insight Pharmaceuticals’ master formula and technical support.

1.21	“Master Validation Plan” shall mean the program by which documented evidence provides assurance that the Process will consistently produce Azedra that meets Specifications.

1.22	“Molecular Insight Pharmaceuticals Background Technology” shall mean technology conceived, created, developed or reduced to practice by Molecular Insight Pharmaceuticals prior to or during the Term of this Agreement or independently of this Agreement, and independently of Nordion Background Technology including, without limitation, patents, know-how, techniques, methods, processes, drawings, schematics, procedures, protocols, parameters, engineering details, functional descriptions, data and database content, technical or scientific information, manuals and trade secrets, which Molecular Insight Pharmaceuticals owns, uses, conceives, creates, develops, reduces to practice or provides in performing under this Agreement, or which is licensed to Molecular Insight Pharmaceuticals and which is in existence in the form of a writing, prototype or can otherwise be demonstrated to be the property of Molecular Insight Pharmaceuticals, or to which Molecular Insight Pharmaceuticals has the rights.

1.23	“Nordion Background Technology” shall mean technology, conceived, created, developed or reduced to practice by Nordion prior to or during the Term of this Agreement or independently of this Agreement, including, without limitation, patents, know-how, techniques, methods, processes, drawings, schematics, procedures, protocols, parameters, engineering details, functional descriptions, data and database content, technical or scientific information, manuals and trade secrets, which Nordion owns, uses, conceives, creates, develops, reduces to practice or provides in performing under this Agreement, or which is licensed to Nordion and which is in existence in the form of a writing, prototype or can otherwise be demonstrated to be the property of Nordion or to which Nordion has the rights.

1.24	“NDA” shall mean a new drug application as defined in the rules and regulations promulgated under the FD&C and U.S. Public Health Service Act, as supplemented, modified or amended from time to time.

1.25	“Precursor” shall mean Ultratrace™resin as specified in Schedule F and produced pursuant to cGMPs.

1.26	“Process” shall mean the method of radiolabeling of Precursor with I-131, formulation, dispensing and testing of Azedra developed pursuant to the Scale-up Agreement and in compliance with cGMPs, which shall be adjusted only to accommodate the physical set up and aseptic conditions of the Facility and shall be documented in the applicable Master Batch Record

1.27	“Quality Agreement” shall mean the agreement set out in Schedule “E”.

1.28	“Regulatory Authority” shall mean the United States Food and Drug Administration, the European Medicinal Evaluation Agency (EMEA), or respective Regulatory Authorities in other countries or any successor entity thereto.

1.29	“Reference Standards” shall mean the cGMP compliant compounds supplied by Molecular Insight Pharmaceuticals as specified in Schedule F.

1.30	“Specification(s)” shall mean those final conditions, characteristics and specifications for Azedra as set out in Schedule B, as amended by mutual written agreement of the parties from time to time.

1.31	“Term” shall mean the Initial Term and each Renewal Term as defined in section 17.1.

The following Schedules attached to this Agreement are hereby incorporated by reference:

Schedule A:	Description of Facility Program, Facility Milestones, Facility Schedule

Schedule B:	Azedra Specifications

Schedule C:	Facility Construction Fees

Schedule D:	Price of Batches for Clinical Trial and Commercial Phase Supply

Schedule E:	Quality Agreement

Schedule F:	Specifications for Precursor and Reference Standards

Schedule G:	Change in Scope Form

ARTICLE 2 – PURPOSE

2.1	Scope and Object

The scope and object of this Agreement is to establish a new facility at Nordion’s manufacturing site in Ottawa, Ontario in which to perform the Process for the Manufacture and supply of Azedra for Clinical Trials and Commercial Phase supply in accordance with the responsibilities and obligations attributed to each of the parties as set out in this Agreement. Both parties shall use commercially reasonable efforts to meet their respective milestones set out in Schedule A. If either party, acting in good faith, materially fails to satisfy any milestone, such party shall provide written notice thereof to the other party and the parties shall determine a reasonable corrective action plan and revised milestone schedule.

ARTICLE 3 – FACILITY PROGRAM

3.1	Facility Construction

In consideration of Nordion establishing the Facility, Molecular Insight Pharmaceuticals will pay to Nordion the fees as set out in Schedule C, provided that the respective milestone(s) for establishing the Facility as set forth on Schedule A attached hereto are materially met by Nordion. Unless otherwise set out (see Schedule C) amounts owing by Molecular Insight Pharmaceuticals during the Facility program shall be paid within thirty (30) days of receipt of Nordion’s invoice.

Nordion shall establish the Facility in accordance with its obligations described and attributed in Schedule A, it being understood that some activities may be reasonably delayed to the extent that such activity is premised on the work or provision of data, information, equipment or technology by Molecular Insight Pharmaceuticals, and provided that such activities do not materially interfere or could be reasonably expected to interfere with other established Nordion production activities. Molecular Insight Pharmaceuticals acknowledges that there may be risks and/or unforeseen circumstances that are associated with the implementation of Facility Program that may impact Nordion’s overall achievement of the Milestone Schedule and may result in delays and/or increased Facility costs (from those originally estimated). In that the aggressive timeline for implementation of the project was prepared at the request of Molecular Insight Pharmaceuticals, it is acknowledged by Molecular Insight Pharmaceuticals that such timeline may not, in the ordinary course, be achievable. It is understood and acknowledged that due to the nature of the activities to be carried out during the establishment of the Facility, the time for completion and sequence for carrying out the activities as set out in Schedule A shall therefore serve only as a guide.

Subject to the foregoing each party shall use their commercially reasonable efforts in order to carry out their respective obligations and responsibilities set out in Schedule A.

The Process established under the Scale-up Agreement being transferred to the Facility and validated under this Agreement has a 15 Ci starting activity of Isotope. It is assumed this Process and related methods have been fully validated and utilized in the current interim facility established under the Interim Facility Agreement. Yields are as described in Schedule D. Molecular Insight Pharmaceuticals accepts that the success of work detailed in this Agreement is dependant upon the successful completion of the 15 Ci process developed under the Scale-up Agreement.

Nordion shall, in consultation with Molecular Insight Pharmaceuticals, develop and implement a Master Validation Plan that will allow the production of Azedra under cGMPs for Clinical Trial supply and for Commercial Phase supply. Prior to implementation, both parties shall in writing approve the Master Validation Plan, which approval will not be unreasonably or untimely withheld.

3.2	Program Manager

The parties, upon signing this Agreement, shall each designate a program manager, who shall be responsible for coordinating communication and monitoring performance under this Agreement. The program manager for Nordion shall respond to Molecular Insight Pharmaceutical’s reasonable inquiries regarding the status of Nordion’s activities under this Agreement and shall keep Molecular Insight Pharmaceuticals informed as to interim progress. The program managers shall meet either monthly or more frequently than monthly if agreed to in advance by the parties, in person or by telephone, for the purpose of reviewing the status of the project and assessing progress against the milestones and activities set forth in Schedule A. Minutes of meetings shall be prepared, maintained and provided to each of the parties. Prior to the scheduled monthly meetings, Nordion shall prepare and submit to Molecular Insight Pharmaceuticals a monthly written report that sets forth in reasonable detail the progress of the Facility construction and indicates any problems that are known to Nordion or reasonably anticipated by Nordion to occur that either may impact the program schedule for the Facility or may result in a cost increase to be borne by Molecular Insight Pharmaceuticals.

3.3	Scientific and Technical Dispute Resolution

Except as otherwise set out, in the event that at any time during the Term of this Agreement, a disagreement, dispute, controversy or claim should arise relating to the scientific or technical issues in connection with Nordion or Molecular Insight Pharmaceuticals performance under this Agreement, the Program Managers will attempt, in good faith, to resolve their differences within a period of ten (10) business days. With respect to the scientific or technical issues, if after ten (10) business days the Program Managers are unable to resolve such dispute, the Program Managers shall refer the matter to a joint Steering Committee comprised of three (3) senior members of each party. The Steering Committee shall meet as required to resolve the matter.

3.4	Scope Change

The parties acknowledge and agree that Schedule A may require amendment during the course of establishing the Facility. All such changes to Schedule A shall be made by written agreement of the parties in the form of the attached Change in Scope Form (Schedule G). If any change to Schedule A impacts the scope of work to be provided by Nordion, Nordion will provide a written estimate of the increased cost, which must be approved by Molecular Insight Pharmaceuticals in advance of implementation. Changes in scope shall be charged to Molecular Insight Pharmaceuticals based on the rates set out in Schedule C which rates shall be subject to escalation in accordance with section 4.6. No work on such scope change shall be carried out or implemented by Nordion prior to Nordion’s receipt of Molecular Insight Pharmaceuticals’ written approval of such change.

3.5	Use of the Facility

During the Term of this Agreement after transition of the Process to the Facility, subject to section 9.1, Nordion shall ensure that the Facility is available for the Manufacture of Azedra for supply to Molecular Insight Pharmaceuticals on an exclusive basis and Nordion shall only use the Facility for the Manufacture of Azedra or any other product at the election of Molecular Insight Pharmaceuticals and subject to the mutual agreement of the parties. Nordion further agrees that it shall not (i) use other facilities for the Manufacture of Azedra unless Molecular Insight Pharmaceuticals consents to the use of such other facilities in writing, such consent not to be unreasonably withheld, and (ii) Manufacture Azedra for any third party unless directed to do so in writing by Molecular Insight Pharmaceuticals. For the sake of clarity, it is the intent of the parties that the Facility may be used for the clinical or commercial manufacture of one or more Molecular Insight Pharmaceuticals products the manufacture of which shall be the subject of a separate agreement.

3.6	Additional Compensation for Molecular Insight Pharmaceuticals Audits

During the Facility Program, upon ten (10) days prior written notice to Nordion, Molecular Insight Pharmaceuticals and any third-party consultant or auditor appointed by Molecular Insight Pharmaceuticals, such consultant and/or auditor being subject to a confidentiality agreement with and reasonably acceptable to Nordion, shall have reasonable access to observe and inspect the Facility for the purpose of determining the progress against Facility Milestones.

In the event that Molecular Insight Pharmaceuticals elects to audit Nordion following a warning or similar citation to Nordion with respect to the Facility and Azedra from any applicable Regulatory Authority, Nordion shall not charge Molecular Insight Pharmaceuticals in connection with such an audit unless such warning or similar citation arises from the acts or omissions of Molecular Pharmaceuticals.

Molecular Insight Pharmaceuticals, upon thirty (30) days prior written notice to Nordion shall have the right to conduct one annual surveillance Quality Assurance audit, the duration of which shall not exceed two (2) business days.

Notwithstanding the foregoing, in the event that Molecular Insight Pharmaceuticals requests an audit for any other reason, Molecular Insight Pharmaceuticals will compensate Nordion based on the rate of ****** (subject to escalation in accordance with section 4.6) per required Nordion person per hour for the time spent by Nordion on the following audit activities including but not limited to:

•	preparing and hosting Facility audits requested by Molecular Insight Pharmaceuticals including FDA preaudit inspections;

* Confidential Treatment Requested *

•

preparing responses to FDA inquiries if requested by Molecular Insight Pharmaceuticals and preparation by Nordion of any other information requested by Molecular Insight Pharmaceuticals necessary to conduct any audit; and

•	attending meetings with the FDA at Molecular Insight Pharmaceuticals request.

Molecular Insight Pharmaceuticals shall reimburse Nordion for all reasonable costs incurred for travel incurred by and accommodation for Nordion personnel in carrying out the foregoing activities. Molecular Insight Pharmaceuticals shall not compensate Nordion for any travel time for Nordion employees. Nordion shall provide an estimate of all such activities to Molecular Insight Pharmaceuticals prior to incurring the expenditure.

3.7	Ownership of Physical Assets, Precursor, Reference Standards and Data

At all times (both during the Term and after expiration or termination of this Agreement for any reason) Nordion will retain all right and title in and to the physical assets and real property that comprise and/or are used and/or employed in the Facility.

Molecular Insight Pharmaceuticals shall at all times (both during the Term and after expiration or termination of this Agreement for any reason) retain title to and ownership of Precursor, Reference Standards and Data, provided further, that both during the Term and after termination and/or expiration of this Agreement (i) Nordion may retain an archival copy of the Data for the purpose of management of its obligations and (ii) Nordion may use the Data for the purposes of increasing its general knowledge and experience with respect to its radiopharmaceutical capabilities. Nordion will not use Data in any regulatory submission to any national regulatory authority for the purpose of clinical investigation or licensure of any Nordion produced MIBG dose form. Nordion shall at all times take such reasonable measures as are required to store, in accordance with applicable specifications, the Precursor, Reference Standards and Azedra. Nordion shall ensure that Azedra, and any work in process are free and clear of any liens or encumbrances. Nordion shall immediately notify Molecular Insight Pharmaceuticals if at any time it believes any Precursor, Reference Standards and/or Azedra has been damaged, lost or stolen.

3.8	Repairs and Maintenance

After completion of the Facility Program, Nordion shall, subject to section 14.7, maintain such Facility in satisfactory operating condition as required by the FDA, Specifications, Process and cGMPs, and all other applicable laws, regulations, rules or orders.

The cost of routine repairs, preventive maintenance and service contracts for the Facility and Equipment shall be borne by Nordion. Nordion may periodically require the Facility to be unavailable for Azedra production due to repair or unforeseen maintenance activities. In addition, Nordion may shut down the Facility annually for a two (2) week maintenance period. Such outages shall be made only with eight (8) weeks advance written notice to Molecular Insight Pharmaceuticals and, to the extent possible and reasonable in the circumstance, be planned in conjunction with Molecular Insights Pharmaceuticals so as to minimize the impact on supply capability.

3.9	Alternative Manufacturing Sites - Nordion Obligation to Assist

Nordion shall be the sole manufacturer of Azedra in the initial Azedra NDA filed with the FDA. Molecular Insight Pharmaceuticals may establish additional Azedra manufacturing sites and include such sites in the NDA once it has received regulatory approval from the FDA, provided that:

(a) Nordion shall, during the Term of this Agreement, upon written notification from Molecular Insight Pharmaceuticals of its desire to establish an additional manufacturing site, shall have a right of negotiation for the establishment of any such additional Azedra third party manufacturing site(s) that is not owned directly or indirectly, by Molecular Insight Pharmaceuticals. Molecular Insight Pharmaceuticals shall be entitled to discuss, negotiate and enter into an agreement with third parties for the establishment of additional Azedra manufacturing sites, provided further however, that the terms and conditions of establishment of such site(s) shall not be less favorable to Molecular Insight Pharmaceuticals than those last offered by MDS Nordion, and

(b) the establishment of any new manufacturing site by Molecular Insight Pharmaceuticals shall not reduce the then-current purchase levels (based on the average monthly purchase levels in the preceding four (4) months prior to exercise of the right of negotiation) of Azedra by Molecular Insight Pharmaceuticals as supplied by Nordion under this Agreement.

Molecular Insight Pharmaceuticals recognizes that Nordion has used and employed Nordion Background Technology in the Facility. Such Nordion Background Technology shall remain the exclusive property of Nordion. Molecular Insight Pharmaceuticals shall have no right to adopt or exploit Nordion Background Technology without Nordion’s prior written consent. Nordion’s obligation to assist Molecular Insight Pharmaceuticals (if any) in the establishment of any third party manufacturing site shall be limited to the provision of chemistry manufacturing and controls documents (“CMC”) excluding Nordion specific documents, Nordion Background Technology and Nordion Confidential Information.

ARTICLE 4 – TRANSITION, PRICING, PURCHASE COMMITMENT AND PAYMENT

4.1	Azedra Supply and Transition

Nordion shall notify Molecular Insight Pharmaceuticals in writing of the completion of the Facility. After written notice by Nordion of completion of the Facility pursuant to this Agreement and provided that Nordion is capable of Manufacture of Azedra in the Facility, and subject to Molecular Insight Pharmaceutical’s approval, such approval not to be unreasonably or untimely withheld, Nordion shall transition Manufacture of Azedra to the Facility within thirty (30) days. After transition to the Facility Nordion agrees to (i) use the Process to produce Batches of Azedra (in quantities specified on Schedule D) that meet the Specifications, FDA requirements and are manufactured in conformance with cGMPs and (ii) make arrangements for shipment of Azedra to third parties on behalf of Molecular Insight Pharmaceuticals as directed by Molecular Insight Pharmaceuticals. All Batches shall be shipped in regulatory approved lead shields. Nordion reserves the right to withhold from shipment any Batch, or portion thereof, which does not conform to Specifications. Nordion, at the time of execution of this Agreement, will be supplying Azedra from an alternative facility established under the Interim Facility Agreement.

Azedra production runs will be performed on Mondays and up to two other weekdays each week subject to Nordion staff availability. In the event that the market demand for Azedra attains the level whereby the three production days are fully utilized, and that market demand is reasonably sustained for a period of at least three (3) consecutive months, Nordion will use commercially reasonable efforts to accommodate Azedra production on additional days. If thereafter such market demand is not sustained for any period of two consecutive months, Nordion may reduce the days on which it carries out production runs.

4.2	Clinical Trial and Commercial Phase Orders and Pricing

The purchase price for a Batch (and additional vials) supplied to Molecular Insight Pharmaceuticals for Clinical Trials and during the Commercial Phase shall be as set out in Schedule D and shall be payable as set forth in Section 4.7 herein. All orders for Azedra shall be forwarded by Molecular Insight Pharmaceuticals and received by Nordion a minimum of fourteen (14) business days for Clinical Trials and twenty (20) business days during the Commercial Phase prior to the week in which Azedra is to be Manufactured.

4.3	Minimum Purchase Obligation

Subject to section 4.4, commencing with the first full month after completion of the Facility (as notified by Nordion to Molecular Insight Pharmaceuticals pursuant to section 4.1), Molecular Insight Pharmaceuticals shall, during the remainder of the Term, purchase or otherwise pay Nordion for a minimum of two (2) Batches of Azedra per calendar month. In the event the minimum purchase obligations described in this section 4.3 are not met by Molecular Insight Pharmaceuticals, as averaged over a rolling two (2) month period, Nordion may without liability, in addition to any other remedy available, at its sole option and unfettered discretion, suspend Manufacture of Azedra until full payment is made by Molecular Insight Pharmaceuticals (during which period the minimum purchase commitment shall continue to accrue), or notwithstanding any other remedial or cure provision contained in this Agreement, terminate this Agreement upon ten (10) days prior written notice. The provisions of section 4.5 shall apply to cancellation of a Batch (and additional vials) however section 4.5 shall in no way limit Molecular Insight Pharmaceuticals’ minimum purchase commitment under this Agreement and any cancellation fee due and payable in a given month (and paid) shall be applied against amounts owing by Molecular Insight Pharmaceuticals with respect to its minimum purchase commitment in such month.

In the event that Nordion elects to suspend Manufacture of Azedra due to Molecular Insight Pharmaceuticals failure to meet its minimum purchase obligation pursuant to this Section 4.3 and Molecular Insight Pharmaceuticals subsequently cures such failure, Nordion agrees to resume Manufacture of Azedra within fifteen (15) business days of such cure.

4.4	Facility Reservation Fees

(i)

If at the time of completion of the Facility (as notified by Nordion to Molecular Insight Pharmaceuticals pursuant to section 4.1) use of the Facility to Manufacture Azedra be delayed due to a regulatory reason, the commencement of the minimum purchase commitment in section 4.3 shall on a one time basis, be temporarily suspended until such time as the delay preventing such use is resolved by Molecular Insight Pharmaceuticals, provided further however, that if such delay endures for a continuous period of six (6) months (from the date of Nordion’s notification of completion of the Facility pursuant to section 4.1), for the remaining duration of the delay Molecular Insight Pharmaceuticals in lieu of the minimum purchase commitments set out in section 4.3, shall (subject to the terms and conditions of this Agreement), pay to Nordion a facility reservation fee of ****** per month, which payment shall be due and payable on the first day of each month. This facility reservation fee shall not be refundable or reimbursable. The temporarily suspended minimum purchase commitment shall resume immediately upon resolution of the delay preventing use of the Facility for the Manufacture of Azedra.

(ii)	During the period of FDA review of Molecular Insight Pharmaceuticals’ submission of the NDA for Azedra, the minimum purchase commitment in section 4.3 shall be temporarily suspended and the facility reservation fee shall be ****** per month for each full month or part thereof during which the NDA is under review. The temporarily suspended minimum purchase commitment in section 4.3 shall resume immediately upon FDA approval of the NDA. This facility reservation fee shall not be refundable or reimbursable, but shall be credited in a given month only towards amounts owed by Molecular Insight Pharmaceuticals for the purchase of Batches (and additional vials) in such month under this Agreement. Payment of the purchase price for Batches (and additional vials) delivered in excess of this facility reservation fee in a given month shall be invoiced to Molecular Insight Pharmaceuticals. The provisions of section 4.5 shall apply to cancellation of a Batch (and additional vials), and in the event that facility reservations fees are applicable, such cancellation fees payable (and paid) by Molecular Insight Pharmaceuticals in a given month, shall be applied against the facility reservation fees paid in such month.

4.5	Batch Cancellation

(a) Subject to section 4.5 (b) and the terms and conditions of this Agreement, Molecular Insight Pharmaceuticals shall be entitled to cancel any Batch (and additional vials) ordered from Nordion during the Term of this Agreement to be entirely used solely for the purpose of Clinical Trials) at no charge by providing to Nordion at least seven (7) or more business days written notice of cancellation prior to the scheduled Batch Production Date. If an order for a Batch is cancelled with less than seven (7) business days and more than two (2) business days written notice prior to the scheduled Batch production date, ****** of the full purchase price of such Batch (and additional vials) shall be due and payable by Molecular Insight Pharmaceuticals. For a Batch (and additional vials) cancelled upon two (2) or less business days notice prior to the scheduled Batch production date, ****** of the full purchase price of the Batch (and additional vials) shall be due and payable by Molecular Insight Pharmaceuticals.

* Confidential Treatment Requested *

(b) Subject to the terms and conditions of this Agreement, Molecular Insight Pharmaceuticals shall be entitled to cancel any Batch (and additional vials) ordered from Nordion during the Commercial Phase at no charge by providing to Nordion at least fifteen (15) or more business days written notice of cancellation prior to the scheduled Batch Production Date. If an order for a Batch is cancelled with less than fifteen (15) business days and more than two (2) business days written notice prior to the scheduled Batch production date, ****** of the full purchase price of such Batch (and additional vials) shall be due and payable by Molecular Insight Pharmaceuticals. For a Batch (and additional vials) cancelled upon two (2) or less business days notice prior to the scheduled Batch production date, ****** of the full purchase price of the Batch (and additional vials) shall be due and payable by Molecular Insight Pharmaceuticals.

4.6	Price Escalation

During the Term of this Agreement the Batch Fee (including additional vials) (pursuant to Schedule D item A (i)), Waste Disposal Fees (pursuant to Schedule D item A (iii)), facility reservation fees (section 4.4), Scope Change labour rates (Schedule C) and those fees set out in section 3.6, shall be subject to price escalation on January 1st of each contract year during the Term of this Agreement, in accordance with the increase in the Canadian Consumer Price Index (CPI) as published by the Government of Canada. The CPI will be determined based on the percentage increase in the CPI for the twelve (12) month period ending three (3) months prior to January 1st of each contract year during the Term of this Agreement.

4.7	Compensation

Molecular Insight Pharmaceuticals has paid Nordion a lump sum of ****** under the terms of the Letter of Agreement, of which payment Nordion hereby acknowledges receipt, and which amount shall be non-refundable as attributed as set out in Schedule C “Advance Payment”.

For the purposes of certainty all sums expressed in this Agreement shall be in Canadian or United States currency, as specified.

Nordion shall invoice Molecular Insight Pharmaceuticals for the purchase price of Batches (and additional vials) of Azedra. All undisputed payments for such Batches (and additional vials) will be paid by Molecular Insight Pharmaceuticals within thirty (30) days of receipt of the invoice or if the invoice is issued by e-mail payment shall be due within (30) days of the date of sending the e-mail. Any undisputed amounts which remain unpaid after the aforementioned thirty (30) day period shall bear annual interest at the rate twelve percent (12%) annually and calculated at the rate of one percent (1%) monthly.

* Confidential Treatment Requested *

In the event Molecular Insight Pharmaceuticals disputes any particular invoiced item or amount, Molecular Insight Pharmaceuticals shall pay the non-disputed portion of the invoice and the parties shall attempt in good faith to resolve the dispute pertaining to the balance within fifteen (15) days of receipt of the notice of dispute issued by either party. In the event that the parties cannot resolve the dispute within the aforementioned fifteen (15) day period either party may pursue any remedy available under this Agreement or available at law.

ARTICLE 5 – PRECURSOR AND REFERENCE STANDARDS

5.1	Precursor and Reference Standards

Molecular Insight Pharmaceuticals or, at Molecular Insight Pharmaceuticals’ discretion, its designee, shall provide to Nordion, at no charge, Precursor and Reference Standards which meet the specifications in Schedule F in sufficient quantities to permit Nordion to meet its obligations hereunder. Nordion shall only use Precursor and Reference Standards provided hereunder for the Manufacture of Azedra pursuant to this Agreement. Molecular Insight Pharmaceuticals shall at all times retain title in and to Precursor and Reference Standards in Nordion’s possession.

5.2	Unavailability or Scarcity of Precursor and/or Reference Standards

Molecular Insight Pharmaceuticals will notify Nordion upon Molecular Insight Pharmaceuticals becoming aware of a shortage of supply of Precursor or Reference Standards if such shortage will impact the manufacture of the Azedra. Molecular Insight Pharmaceuticals shall not be liable for any delays or shortages in the supply of Precursor or Reference Standards; provided, however, that notwithstanding anything to the contrary in this Agreement, that any such shortages or delays for any reason in Precursor or Reference Standards supply, will not affect any amounts payable by Molecular Insight Pharmaceuticals pursuant to sections 4.4 (facility reservation fees), section 4.3 (minimum purchase commitments) and 4.5 (Batch cancellation fees) and shall excuse Nordion’s performance of activities related to such Batch of Azedra to the extent that Nordion’s non-performance was caused by the Precursor or Reference Standards supply delay or shortage and only for a period of time equal to the delay.

5.3	Compliance with Law, Handling

While Precursor, Reference Standards, Isotope and Azedra are in its possession or under its control, Nordion shall be responsible for compliance in all material respects with applicable statutory and regulatory requirements in the United States and Canada.

ARTICLE 6 – AZEDRA SHIPMENTS

6.1	Orders and Shipments

During the Term of this Agreement, Molecular Insight Pharmaceuticals will forward orders to Nordion at its Ottawa, Ontario facility by facsimile or such other method as agreed by the parties. Each order will set forth the quantity of Azedra to be produced and prepared for shipment, the identity of the recipient, delivery destination protocol number, IND/NDA number, applicable USNRC materials license number and IRS number. Delivery of Azedra to Molecular Insight Pharmaceuticals or as otherwise directed by Molecular Insight Pharmaceuticals shall be Ex Works (Incoterms 2000) at Nordion’s facility in Ottawa, Ontario. Risk of loss of Azedra shall pass to Molecular Insight Pharmaceuticals at point of delivery at Nordion’s facility in Ottawa, Ontario.

During the Term of this Agreement Nordion shall use commercially reasonable efforts to meet Molecular Insight Pharmaceuticals’ orders and delivery requirements. Prior to the first shipment of Azedra to any third party site, Molecular Insight Pharmaceuticals shall obtain from such third party and provide to Nordion such third party’s license evidencing proper legal authority for the receipt and possession of Azedra by such third party. Molecular Insight Pharmaceuticals shall obtain all approvals, licenses and permits required to import Azedra into the United States. Nordion shall make shipping arrangements with FedEx or such other carrier designated by Nordion and reasonably approved by Molecular Insight Pharmaceuticals. All Azedra shipping costs incurred from the Ex Works point of delivery shall be borne by Molecular Insight Pharmaceuticals.

ARTICLE 7 – PRODUCT WARRANTY and LIMITED LIABILITY

7.1	Limited Product Warranty

Nordion provides a product warranty, and does warrant for each Batch, that Azedra will (i) conform with the Specifications, and (ii) be Manufactured, and prepared for shipment in accordance with cGMPs.

If either party discovers that a Batch of Azedra does not meet the Specifications, then the discovering party shall promptly communicate with the other party. All warranty obligations of Nordion with respect to a particular Batch shall cease and have no effect to the extent that any defect in such Batch arises from accident, abuse, misuse, alteration or negligence of Molecular Insight Pharmaceuticals or its third party suppliers or customers. If Molecular Insight Pharmaceuticals determines that the failure to meet Specifications results from an act, failure to act or other fault of Nordion, or agent of Nordion, Nordion will promptly:

(i)	replace such batch of Azedra; and

(ii)	pay for shipping costs of replacement of Azedra.

In the event that Nordion reasonably disputes Molecular Insight Pharmaceuticals’ determination that the fault is due to Nordion and/or its agent, the parties will select a mutually acceptable outside consulting firm which will be instructed to review the applicable information and data and confirm or dissent from Molecular Insight Pharmaceuticals’ determination. If the consulting firm confirms Molecular Insight Pharmaceuticals’ determination, Nordion will have the obligations set out in this section and Nordion will pay the fees of such consulting firm. If the consulting firm dissents from Molecular Insight Pharmaceuticals’ determination or determines that the failure to meet Specifications was due to products, information or services supplied by Molecular Insight Pharmaceuticals, Nordion will not have the obligations set out in this section with respect to the disputed Batch and Molecular Insight Pharmaceuticals will pay the fees for such consulting firm.

7.2	Acknowledgement

MOLECULAR INSIGHT PHARMACEUTICALS ACKNOWLEDGES THAT NORDION IS CARRYING OUT THE MANUFACTURE AND SUPPLY OF AZEDRA TO MEET SPECIFICATIONS. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NORDION HEREBY DISCLAIMS ALL OTHER WARRANTIES OR CONDITIONS, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.3	Disclaimer

EXCEPT IN THE CASE OF THEIR RESPECTIVE INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, CONTINGENT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, TORT, OR ANY OTHER CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 8 – NONCOMPETE

During the Term of this Agreement, Nordion will not produce or sell I-131 MIBG (Azedra or generic) for any oncology indication in North America except for Molecular Insight Pharmaceuticals. Nordion shall not be restricted in any way from developing, producing or selling generic I-131 MIBG for markets outside North America but is prohibited from using the Facility or any Data for any such production or development. Nordion shall not be restricted in any way from developing, producing or selling I-131 radiochemical or any other I-131 radiopharmaceutical product.

ARTICLE 9 – MARKET ACCESS

In the event that Nordion desires to market and distribute Azedra in a geographic market not actively being developed by Molecular Insight Pharmaceuticals or should Molecular Insight Pharmaceuticals desire that a third party market and distribute Azedra in a geographic market not actively being developed by Molecular Insight Pharmaceuticals, the parties agree to discuss potential access to such markets in good faith.

ARTICLE 10 – LICENSE/OWNERSHIP

10.1	Royalty-Free License

Molecular Insight Pharmaceuticals hereby provides to Nordion a non-exclusive, nontransferable, royalty-free license during the Term of this Agreement to use Molecular Insight Pharmaceuticals Background Technology relating to Azedra and the radiolabelling of Precursor with I-131 for the sole purpose of assisting Nordion in carrying out its obligations set out in this Agreement.

10.2	Ownership

Molecular Insight Pharmaceuticals Background Technology shall remain the sole and exclusive property of Molecular Insight Pharmaceuticals. Nordion Background Technology shall remain the sole and exclusive property of Nordion. The parties acknowledge and agree that if and to the extent that the Process is jointly developed by Nordion and Molecular Insight Pharmaceuticals during the Term of this Agreement then each party may continue to use and exploit such jointly developed technology as their own technology both during and after the Term of this Agreement.

Nothing in this Agreement transfers or licenses any right, title or interest to Molecular Insight Pharmaceuticals Background Technology or Nordion Background Technology, except as expressly set out herein.

ARTICLE 11 – MOLECULAR INSIGHT PHARMACEUTICALS REPRESENTATIONS AND WARRANTIES

11.1	Molecular Insight Pharmaceuticals’ Representations and Warranties

Molecular Insight Pharmaceuticals represents, warrants and covenants that:

(i)	it has full right, power and authority to enter into this Agreement;

(ii)	it is the owner or has the right of use of the Molecular Insight Pharmaceuticals Background Technology supplied to Nordion by Molecular Insight Pharmaceuticals to assist Nordion in Manufacture of Azedra and in carrying out its obligations hereunder;

(iii)	to Molecular Insight Pharmaceuticals’ knowledge, there is no action or proceeding pending or, to its knowledge, threatened against Molecular Insight Pharmaceuticals before any court, administrative agency or other tribunal which would have an adverse material effect on its business or its ability to perform its obligations hereunder;

(iv)	it has the right to grant the license in section 10.1 and right to permit Nordion to use Molecular Insight Pharmaceuticals Background Technology to the extent required to assist Nordion in carrying out its obligations under this Agreement;

(v)	it has not received any written notice of adverse claim or infringement of any patent or other intellectual property right, or misappropriation of trade secrets in connection with, the Molecular Insight Pharmaceuticals Background Technology or the use and exploitation of the Precursor, Reference Standard or Azedra;

(vi)	to Molecular Insight Pharmaceuticals’ best knowledge and belief, making, using, offering for sale or selling of Precursor, Reference Standards and Azedra, and the data, information, technology and know how used in the Process and manufacture of Azedra contributed by Molecular Insight Pharmaceuticals, do not infringe any valid third party patent, pending published patent application or other intellectual property right;

(vii)	it is not under any obligations, contractual or otherwise, to any other entity that might conflict, interfere or be inconsistent with any of the provisions of this Agreement;

(viii)	it shall obtain and maintain at its expense, all licenses, permits and approvals necessary for it to perform its obligations under this Agreement;

(ix)	as of the Effective Date, it is not currently subject to any proceeding pending or, to its knowledge, threatened for reorganization, liquidation or dissolution for the benefit of its creditors or otherwise;

(x)	Azedra shall not be misbranded within the meaning of the FD&C as a result of the application of the label content supplied by Molecular Insight Pharmaceuticals to Nordion pursuant to this Agreement, and Azedra is not an article which may not be introduced into interstate commerce under the provisions of section 505 of the FD&C.

ARTICLE 12 – NORDION’S REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties

Nordion represents, warrants and covenants that:

(i)	it has full right and authority to enter into this Agreement;

(ii)	it is the owner or has the right to use the Nordion Background Technology and other Nordion proprietary technology used during the Term of this Agreement;

(iii)	the Nordion Background Technology does not, to Nordion’s best information and belief, infringe any patents, copyright or other industrial or intellectual property rights of third parties;

(iv)	it has not received any notice of adverse claim of infringement of any patent or other intellectual property right, or of misappropriation of trade secrets, in connection with the use and exploitation of the Nordion Background Technology;

(v)	there is no action or proceeding pending or, to its knowledge, threatened against Nordion before any court, administrative agency or other tribunal which would have an adverse material effect on Nordion’s business or its ability to perform its obligations hereunder;

(vi)	as of the Effective Date, Nordion is not currently subject to any proceeding pending or, to its knowledge, threatened for reorganization, liquidation or dissolution for the benefit of its creditors or otherwise;

(vii)	it shall obtain and maintain, at its expense, all Facility licenses, permits and approvals necessary for it to manufacture Azedra under this Agreement and shall provide Molecular Insight Pharmaceuticals with copies of such licenses, permits and approvals upon request;

(viii)	the Azedra delivered pursuant to this Agreement shall, at the time of delivery by Nordion to Molecular Insight Pharmaceuticals, not be misbranded (to the extent branded by Nordion) or adulterated within the meaning of FD&C and effective at the time of delivery of the Azedra.

ARTICLE 13 – INDEMNITY

13.1	Indemnification by Molecular Insight Pharmaceuticals

Molecular Insight Pharmaceuticals agrees to indemnify, defend and hold Nordion and its Affiliates and their respective directors, officers, employees and agents, harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees) resulting from any third party claims or suits (“General Claims Against Nordion”) arising out of (a) Molecular Insight Pharmaceuticals’ or a third party’s use, handling or shipping of Reference Standards, Precursor or Azedra (including in the event that Nordion makes shipping arrangements on behalf of Molecular Insight Pharmaceuticals), (b) Molecular Insight Pharmaceuticals’ breach of any of its material obligations, warranties or representations hereunder, (c) Molecular Insight Pharmaceuticals’ negligent acts or omissions or willful misconduct, or (d) failure of the Reference Standards or Precursor to meet applicable specification. Notwithstanding the foregoing, Molecular Insight Pharmaceuticals will not be required to indemnify, defend and hold Nordion and its Affiliates and their respective directors, officers, employees and agents harmless from and against any General Claims Against Nordion to the extent that such claims arise out of (i) Nordion’s breach of any of its obligations, warranties or representations hereunder; (ii) Nordion’s negligent acts or omissions or willful misconduct; (iii) any failure of Nordion to Manufacture, (except to the extent labels and/or content thereof are provided by Molecular Insight Pharmaceuticals) or prepare for shipment Azedra in accordance with this Agreement, cGMPs or any other applicable laws, rules, regulations or other requirements of any applicable governmental entity; or (iv) any failure of Nordion to Manufacture Azedra consistent with the Specifications and requirements set forth herein. Notwithstanding anything in this section 13.1, “General Claims Against Nordion” shall not include “IP Claims Against Nordion” as described in section 13.3.

13.2	Indemnification by Nordion

Nordion agrees to indemnify, defend and hold Molecular Insight Pharmaceuticals and its Affiliates and their respective directors, officers, employees and agents, harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees) resulting from any third party claims or suits (“General Claims Against Molecular Insight Pharmaceuticals”) arising out of (a) Nordion’s Manufacture (except to the extent that labels and/or content thereof is provided by Molecular Insight Pharmaceuticals) or preparation for shipment of Azedra; (b) Nordion’s breach of any of its material obligations, warranties or representations hereunder; (c) Nordion’s negligent acts or omissions or willful misconduct; or (d) any failure of the Azedra to meet the Specifications. Notwithstanding the foregoing, Nordion will not be required to indemnify, defend and hold Molecular Insight Pharmaceuticals and its Affiliates and their respective directors, officers, employees and agents harmless from and against any General Claims Against Molecular Insight Pharmaceuticals to the extent that such claims arise out of (i) Molecular Insight Pharmaceuticals’ breach of any of its obligations, warranties or representations hereunder; (ii) Molecular Insight Pharmaceuticals’ negligent acts or omissions or willful misconduct; (iii) any defect or failure of Reference Standards or Precursor to meet applicable specifications or (iv) Molecular Insight Pharmaceuticals’ or third party’s use, labeling, handling or shipment of Reference Standards, Precursor or, Azedra. Notwithstanding anything in this section 13.2, “General Claims Against Molecular Insight Pharmaceuticals” shall not include “IP Claims Against Molecular Insight Pharmaceuticals” as described in section 13.4.

13.3	Intellectual Property Claims Against Nordion

Molecular Insight Pharmaceuticals agrees to indemnify, defend and hold Nordion and its Affiliates and their respective directors, officers, employees and agents, harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that Molecular Insight Pharmaceuticals Background Technology, the Process (only to the extent contributed by Molecular Insight Pharmaceuticals), use or sale of the Reference Standards, Precursors or Azedra infringes a patent or any other intellectual property right of a third party (“IP Claims Against Nordion”). To the extent the Process or method of manufacture is developed or contributed by Nordion, Molecular Insight Pharmaceuticals will not be required to indemnify, defend or hold harmless Nordion or its Affiliates, and their respective directors, officers, employees and agents from and against IP Claims Against Nordion.

13.4	Intellectual Property Claims Against Molecular Insight Pharmaceuticals

Nordion agrees to indemnify, defend and hold harmless Molecular Insight Pharmaceuticals and its Affiliates, and their respective directors, officers, employees and agents from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that the Nordion Background Technology, the method of Manufacture of Azedra or the Process to the extent developed or contributed by Nordion, infringes a patent or other intellectual property right of a third party (“IP Claims Against Molecular Insight Pharmaceuticals”).

13.5	Nordion Infringement

In the event that any portion of the Nordion Background Technology, required in the Manufacture of Azedra, in the opinion of independent counsel mutually selected by the parties, becomes the subject of a valid claim for a patent, copyright or other intellectual property right infringement then Nordion shall, for a period of at least sixty (60) days after issuance of the opinion, use its commercially reasonable efforts to:

i)	procure the right to continue using the technology, or

ii)	modify the Nordion Background Technology to become non-infringing (with all Nordion costs, including any commercially reasonable increase to the cost of the manufacturing of Azedra, to be borne by Nordion).

After expiry of the sixty (60) day period from the issuance of the aforementioned opinion, if Nordion has been unable to remedy the infringement in accordance with subparagraph i) or ii) above, Molecular Insight Pharmaceuticals or Nordion, may upon written notice, suspend the Manufacture of Azedra and/or terminate this Agreement. The provisions of this section 13.5 are in addition to, and do not in any way limit, the indemnification obligations of Nordion set forth in this Article 13.

13.6	Molecular Insight Pharmaceuticals Infringement

In the event that any portion of the Molecular Insight Pharmaceuticals Background Technology required in the Manufacture of Azedra, in the opinion of independent counsel mutually selected by the parties, becomes the subject of a valid claim for a patent, copyright or other intellectual property right infringement, then Molecular Insight Pharmaceuticals shall, for a period of at least sixty (60) days after issuance of the opinion, use its commercially reasonable efforts to:

i)	procure the right to continue using the technology, or

ii)	modify the Molecular Insight Pharmaceuticals Background Technology to become non-infringing provided such modification does not increase the cost of Manufacture of Azedra by Nordion (with all Molecular Insight Pharmaceuticals’ costs including any increase to the cost of the Manufacture of Azedra by Nordion to be borne by Molecular Insight Pharmaceuticals).

After expiry of the sixty (60) day period from the issuance of the aforementioned opinion, if Molecular Insight Pharmaceuticals has been unable to remedy the infringement in accordance with subparagraph i) or ii) above, Nordion or Molecular Insight Pharmaceuticals may upon written notice, suspend Manufacture activities and/or terminate this Agreement. The provisions of this section 13.6 are in addition to, and do not in any way limit, the indemnification obligations of Molecular Insight Pharmaceuticals set forth in this Article 13.

13.7	Indemnification Procedures

A party (the “indemnitee”) intending to claim indemnification under this Agreement shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitor shall be entitled to control the defense of and/or settle any such action, claim or other matter. The Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor, provided, however, any settlement of such claims shall require the Indemnitee’s prior written consent unless such settlement includes a full release of the Indemnitee, in which case no consent shall be required. The Indemnitee and its directors, officers, employees and agents shall co-operate fully with the Indemnitor and its legal representatives in the investigation and defence of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

ARTICLE 14 – REGULATORY MATTERS

14.1	Regulatory Status

Upon Nordion’s reasonable request, Molecular Insight Pharmaceuticals shall provide updates to Nordion on submissions to the FDA and other jurisdictions and regulatory agencies for marketing authorization with respect to Azedra.

14.2	Molecular Insight Pharmaceuticals Responsibilities

It shall be the responsibility of Molecular Insight Pharmaceuticals or its designee to file, obtain and maintain an IND/NDA, registrations, listings, authorizations and approvals as the FDA or any other applicable governmental entity may require to enable use of Azedra in Clinical Trials and the Commercial Phase in the United States. Nordion shall provide directly to Molecular Insight Pharmaceuticals, or at Nordion’s discretion for the purpose of protection of its proprietary technology with respect to the manufacture of the Isotope, directly to the regulatory authority (with a copy to Molecular Insight Pharmaceuticals purged of Nordion proprietary technology) all required information in its possession necessary to assist Molecular Insight Pharmaceuticals in filing, obtaining and maintaining all licenses, registrations, listings, authorizations and approvals of any governmental entities necessary for the use of Azedra in support of Molecular Insight Pharmaceuticals’ Azedra IND/NDA submission. Molecular Insight Pharmaceuticals will provide Nordion with copies of any submissions made describing activities that occur at Nordion.

14.3	Nordion Responsibilities

Nordion shall be responsible for obtaining and maintaining all necessary Facility licenses, registrations, authorizations and approvals which are necessary to Manufacture, and prepare for shipment Azedra under cGMP conditions and other regulatory requirements including, but not limited to, the use and handling of radioactive materials.

At Nordion’s expense, Nordion shall update and maintain its existing I-131 bulk chemical Drug Master File (“DMF”) with the FDA as may be required for Molecular Insight Pharmaceuticals’ IND/NDA for Azedra. Nordion hereby grants Molecular Insight Pharmaceuticals for the purpose of this Agreement, a right of reference to such DMF, and upon request shall provide a letter of access to the DMF allowing regulatory review of the DMF by the FDA in conjunction with Molecular Insight Pharmaceuticals’ Azedra submissions.

14.4	Government Inspections, Compliance Review and Inquiries

Upon request of any governmental entity or any third party entity authorized by a governmental entity, such entity shall, for the purpose of regulatory review, have access to observe and inspect the (i) Facility, (ii) procedures used for the storage of Reference Standards and Precursor and (iii) manufacturing, testing, storage and preparation for shipment of Azedra, including Process development operations, and auditing the Facility for compliance with cGMP and/or other applicable regulatory standards. Nordion shall give Molecular Insight Pharmaceuticals prompt written notice of any upcoming inspections or audits by a governmental entity of the Facility or any of the foregoing and shall allow Molecular Insight Pharmaceuticals to participate in such audits by being present at any FDA close-out meeting and shall provide Molecular Insight Pharmaceuticals with a written summary of such inspection or audit following completion thereof. Notwithstanding the foregoing Molecular Insight Pharmaceuticals shall be entitled to have a representative in attendance at the Facility as an observer for the pre-approval inspection. Nordion agrees to use commercially reasonable efforts promptly to rectify or resolve any deficiencies noted by a government entity in a report or correspondence issued to Nordion. Subject to any specific arrangements agreed upon by the parties, Molecular Insight Pharmaceuticals shall be responsible for communicating with any governmental authority concerning the Azedra or the marketing, distribution or sale of Azedra, and Nordion shall in accordance with the compensation rates set forth in section 3.6 provide Molecular Insight Pharmaceuticals with whatever assistance Molecular Insight Pharmaceuticals may reasonably require to assist it in such communications. Nordion shall have no such communications specifically related to Azedra, except to the extent that they relate to Nordion’s Manufacture of Azedra under this Agreement, in which case Nordion shall be responsible for such communications. Notwithstanding the foregoing and except to the extent that an immediate communication is necessary under the circumstances or required by law, Nordion in good faith shall consult in advance with Molecular Insight Pharmaceuticals regarding all communications that relate to Azedra or to Nordion’s ability to Manufacture Azedra pursuant to this Agreement.

14.5	Complaints and Adverse Reactions

Nordion or Molecular Insight Pharmaceuticals shall provide to each other prompt notice of any information either of them receives regarding the safety of the Precursor, Reference Standards, Azedra or Isotope, including any confirmed or unconfirmed information regarding adverse, serious or unexpected events associated with Azedra that may implicate the Manufacture of Azedra or one of its components; provided, however, that Molecular Insight Pharmaceuticals shall not be required to provide clinical trial status reporting to Nordion. For serious or adverse events, notice must be given by telephone within one (1) business day after receipt of the information, followed immediately with written notice, advising the other of any adverse reaction or safety issues with respect to Azedra of which it becomes aware, regardless of the origin of such information. Any other complaints shall be reported in writing to the other party on a weekly basis. Nordion agrees to co-operate with Molecular Insight Pharmaceuticals and any governmental entity in evaluating any complaint, claim, safety or adverse use report related to Azedra. Nordion will provide timely assistance in responding to any complaints, including reviews of Batch records and retained samples as well as any necessary testing.

14.6	Recalls

Molecular Insight Pharmaceuticals shall notify Nordion promptly if Azedra is the subject of a recall or correction (a “Recall”), and Molecular Insight Pharmaceuticals and/or its designee shall have sole responsibility for the handling and disposition of such Recall. Molecular Insight Pharmaceuticals and/or its designee shall bear the costs of any Recall of Azedra unless and to the extent such Recall shall have been the result of Nordion’s or its agents or employees negligent acts or omissions or any product defects for which Nordion is responsible in which case Nordion shall to such extent be responsible for all of Molecular Insight Pharmaceuticals’ reasonable out-of-pocket costs incurred for:

(i)	notification of recall to Nordion and third parties;

(ii)	return shipment of any defective Azedra to Nordion; and

(iii)	replacement of Azedra.

In the event that Nordion disputes Molecular Insight Pharmaceuticals’ determination that the fault is due to Nordion and/or to its employees or agents, the parties will select a mutually agreeable outside consulting firm which will be instructed to review the applicable information and data and to confirm or dissent from Molecular Insight Pharmaceuticals’ determination. If the consulting firm confirms Molecular Insight Pharmaceuticals’ determination, Nordion will pay the fees of such consulting firm. If the consulting firm dissents from Molecular Insight Pharmaceuticals’ determination Nordion will not have the obligations set forth herein with respect to the Recall and Molecular Insight Pharmaceuticals will pay the fees of such consulting firm. Molecular Insight Pharmaceuticals and/or its designee shall maintain records of all sales, shipping records of Azedra and customers in sufficient detail to adequately administer a Recall for the period of time as required by applicable regulation.

14.7	New Regulatory Requirements

Each party shall promptly notify the other of new regulatory requirements of which it becomes aware which are relevant to the manufacture of Azedra under this Agreement and which are required by the FDA and other applicable governmental entities. The parties shall confer with each other with respect to the best means to implement and comply with such requirements.

If after a NDA submission is made to the FDA or EMEA, any Facility investment above ****** in aggregate required to maintain cGMP or FDA compliance, and the need for such investment is not due to the negligence or fault of Nordion, such investment shall be treated as a scope change pursuant to Section 3.3, shall be the subject of a Change in Scope Form (Schedule G) and paid for by Molecular Insight Pharmaceuticals.

14.8	Records

Nordion shall maintain all records necessary to evidence compliance in all material respects with (i) all applicable laws, rules, regulations and other requirements of applicable governmental entities in the United States and Canada relating to the Manufacture and supply of Azedra; (ii) the Specifications; and (iii) material obligations under this Agreement. All such records shall be maintained by Nordion for at least two (2) years after termination or expiration of this Agreement. Nordion shall provide to Molecular Insight Pharmaceuticals reasonable access to such records upon request. Prior to destruction of any record after such time, Nordion shall give written notice to Molecular Insight Pharmaceuticals. Molecular Insight Pharmaceuticals shall have the right within thirty (30) days of receipt of such notice to request that Nordion maintain such records in an off site storage facility for such longer periods as Molecular Insight Pharmaceuticals requests, provided that Molecular Insight Pharmaceuticals pays all costs associated with such off site storage.

* Confidential Treatment Requested *

14.9	Labels

Molecular Insight Pharmaceuticals shall be solely responsible for, and shall provide and approve the form and content of, the labels (except lot number and expiry date which shall be the responsibility of Nordion) to be applied to Azedra. Label form and content (other than lot number and expiry date) shall remain the liability and exclusive property of Molecular Insight Pharmaceuticals. Such labels shall not be used by Nordion after termination or expiration of this Agreement and the label provided by Molecular Insight Pharmaceuticals may only be used by Nordion for the purpose of performing its obligations under this Agreement.

14.10	Testing, Documentation, and Quality Assurance

Nordion shall maintain accurate and complete production records with respect to the Process, Batches and shipments, and Molecular Insight Pharmaceuticals shall have access upon not less than three (3) days prior written notice to such records in order to determine that each Batch was produced, tested and prepared for shipment in compliance with all applicable laws, rules, regulations, as well as the Specifications and cGMP requirements.

The tests and analyses provided in the Specifications as well as the nature and form of records may be amended by Nordion from time to time, subject to the consent of Molecular Insight Pharmaceuticals, which shall not be unreasonably or untimely withheld after Nordion shall have delivered to Molecular Insight Pharmaceuticals, in writing, an explanation of such changes and why they are necessary or advisable. The parties agree to execute the Quality Agreement in substantially the form attached as Schedule “E”. Nordion shall Manufacture and prepare for shipment, Azedra in conformance with cGMPs and regulations applicable to the shipment of radioactive materials and subject to the Quality Agreement.

Molecular Insight Pharmaceuticals shall be entitled to audit Nordion’s quality assurance processes in accordance with the Quality Agreement.

ARTICLE 15 – CONFIDENTIALITY

15.1	Confidentiality and Exceptions

During the Term of this Agreement and for a period of ten (10) years thereafter, each party hereto shall maintain in confidence and not use or disclose to others for any purpose, other than to its employees or agents (which agents shall enter into a confidentiality agreement incorporating similar terms as set forth herein or be otherwise reasonably acceptable to the other party) with a need to know such information to perform such party’s obligations under this Agreement or other than as expressly authorized in this Agreement, the content of the transactions contemplated herein, all technology including Molecular Insight Pharmaceuticals Background Technology, Nordion Background Technology and improvements thereto, and other information disclosed to such party by the other party which is identified as “Confidential Information” by the disclosing party (collectively “Confidential Information”). This obligation of confidentiality shall not apply to the extent that it can be established by the party in receipt of such information, that the information:

(i)	was already known to the receiving party at the time of disclosure;

(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure;

(iii)	became generally available to the public or otherwise part of the public domain after its disclosure to the receiving party through no act or omission of the receiving party;

(iv)	was disclosed to the receiving party by a third party who was not known to the receiving party to have obligations restricting disclosure of such information; or

(v)	was independently developed by the receiving party without any use of Confidential Information of the disclosing party.

Each party agrees that it will take the same degree of care to protect the confidentiality of the other party’s Confidential Information as it takes to protect its own proprietary and confidential information, which shall in no event be less than commercially reasonable. Each party, and its employees and agents shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement, or with the other party’s written consent, the other party’s Confidential Information.

All Confidential Information supplied by one party to the other to assist in carrying out the obligations hereunder shall remain the property of such party and shall be returned to the other party upon termination or expiration of this Agreement.

ARTICLE 16 – DISCLOSURE OF INFORMATION

16.1	Authorized Disclosure

Notwithstanding section 15.1 each party may disclose Confidential Information to the extent such disclosure is reasonably necessary for prosecuting or defending litigation and/or complying with applicable government laws, rules or regulations, provided that if a party is required by law or regulation to make any such disclosure of the other party’s Confidential Information, except where impracticable for necessary disclosure, for example in the event of medical emergency, it will give reasonable notice to the other party of such disclosure requirement and will use its reasonable efforts to secure a protective order or limit the extent of the information to be disclosed.

ARTICLE 17 – TERM AND TERMINATION

17.1	Term

This Agreement shall commence upon the Effective Date and, unless terminated earlier pursuant to this Agreement or extended upon mutual agreement of the parties, shall expire five (5) years after the Effective Date (the “Initial Term”). Thereafter, this Agreement shall automatically be renewed for successive additional three (3) year terms (each a “Renewal Term”). Either party may terminate this Agreement by providing two (2) years prior written notice to the other party, such termination to be effective upon expiry of the Initial Term or any Renewal Term as is the case.

17.2	Termination for Regulatory Delay

In the event of any of the following:

(i)	Molecular Insight Pharmaceuticals has not filed the NDA for regulatory approval with the FDA within one (1) year of the last patient having been treated in the clinical program, or

(ii)	the NDA has not received regulatory approval from the FDA within two (2) years from the filing date, or

(iii)	FDA regulatory approval is not received within three (3) years after the Effective Date,

whichever is earlier, then Nordion may, without liability at its sole option and unfettered discretion terminate this Agreement. Should Nordion exercise this option, the Exit Fee defined in section 17.6 (v) shall not apply, however all other remedies shall remain in full force and effect.

17.3	Termination for Breach

This Agreement may be terminated by a party in the event of breach by the other party of a material term or condition hereof; provided, however, the other party shall first give to the breaching party written notice of the proposed termination of this

Agreement (a “Breach Notice”), specifying the grounds therefore. Upon receipt of such Breach Notice, the breaching party shall have such time as necessary, but in any event not more than sixty (60) days to cure such breach (or thirty (30) days with respect to a failure by Molecular Insight Pharmaceuticals to pay any amounts hereunder when due other than with respect to amounts which Molecular Insight Pharmaceuticals’ in good faith, disputes are due to Nordion). Notwithstanding the foregoing, if the breaching party does not cure such breach within such cure period, the other party may terminate the Agreement without prejudice to any other rights or remedies which may be available to the non-breaching party.

17.4	Termination for Nordion Failure To Supply

With respect to the supply of Batches of Azedra by Nordion pursuant to purchase orders placed pursuant to this Agreement, Nordion’s failure to supply Batches in a timely manner and consistent with such orders and the Specifications shall not be considered a material breach by Nordion unless and until Nordion has failed, in any one contract year period, to fulfill more than four (4) Batch orders consistent with the Specifications (a “Supply Breach”). It shall not be considered a Supply breach, in the event that (i) the failure to supply is attributable, in whole or in part, directly or indirectly, to Molecular Insight Pharmaceuticals, (ii) Nordion is able to supply an additional Batch meeting the Specifications in accordance with this Agreement within one (1) week of the delivery date of the originally scheduled Batch, or (iii) if the Batch failure is the result of conducting the Process under a deviation at the request of Molecular Insight Pharmaceuticals. In the event of a Supply Breach, Molecular Insight Pharmaceuticals may terminate this Agreement upon thirty (30) days prior written notice to Nordion provided it gives written notice of termination to Nordion within sixty (60) days of the Supply Breach. Any failure by Nordion to Manufacture or supply Azedra due to a Force Majeure shall not be a material breach or Supply Breach under this Agreement.

17.5	Bankruptcy

This Agreement may be terminated by a party in the event the other party files a petition in bankruptcy, is adjudicated a bankrupt, makes an assignment for the benefit of its creditors, or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it which is not dismissed within ninety (90) days or proceedings are taken to liquidate the assets of such party (each a “Bankruptcy Event”). In the event of a Bankruptcy Event or in the event that it can be reasonably be determined that a party cannot meet its debts and liabilities as they become due or make the required payments under this Agreement, the other party may modify the payment terms hereunder such that payment is required in advance.

17.6	Remedies Upon Termination

In the event of termination or expiration of this Agreement, in addition to any other remedies available to either of the parties:

(i)	Nordion shall use reasonable efforts to terminate all activities under this Agreement immediately;

(ii)	within forty-five (45) days of such termination, at Molecular Insight Pharmaceuticals’ request and expense (subject to a quotation provided by Nordion and payable in advance at the request of Nordion) Nordion shall deliver to Molecular Insight Pharmaceuticals all data, documentation and other information belonging to Molecular Insight Pharmaceuticals pursuant to the terms of this Agreement;

(iii)	all licenses granted by Molecular Insight Pharmaceuticals to Nordion under this Agreement shall immediately terminate,

(iv)	within sixty (60) days of such termination all Precursor and Reference Standards remaining in inventory shall at Molecular Insight Pharmaceuticals’ option and expense (subject to a quotation provided by Nordion and payable in advance at the request of Nordion) be disposed of or returned by Nordion to Molecular Insight Pharmaceuticals, and

(v)	upon the termination of this Agreement for any reason, except a material breach by Nordion, Molecular Insight Pharmaceuticals shall reimburse Nordion for any reasonable expenses incurred in employee(s) severance as a result of or arising from discontinuation of the Manufacture of Azedra, inventory write-down, facility decommissioning and any related waste disposal costs (the “Exit Fee”). This provision will not apply in the event Molecular Insight Pharmaceuticals meets its minimum purchase obligations during the first three (3) years of the Commercial Phase, , in which case Nordion, as owner of the Facility, shall be responsible for any and all costs, expenses and actions necessary in connection with the reconditioning, dismantling or disposing of the Facility or any parts thereof.

(vi)	Molecular Insight Pharmaceuticals shall pay to Nordion any amounts otherwise due within thirty (30) days of the date of termination.

ARTICLE 18 – SURVIVAL

18.1	Consequences or Termination or Expiration

All sections which by their nature must survive in order to give effect to their intent and meaning shall survive termination or expiration of this Agreement, including, without limitation, sections 3.7, 7.1-7.3, 10.2, 11.1, 12.1, 13.1-13.7, 14.8, 15.1, 16.1, 17.6, 18.1, 22.1, 23.1, 24.1, 25.1 and 28.1.

ARTICLE 19 – NOTICES

19.1	Any notice to be sent to a party hereunder shall be forwarded to:

Nordion at:	MDS Nordion
447 March Road
Ottawa, ON K2K 1X8

Attention:	Vice President, Marketing and Sales
Fax: 613-592-0767

with copy to :	Associate General Counsel

Molecular Insight Pharmaceuticals at:

Molecular Insight Pharmaceuticals, Inc.
160 Second Street
Cambridge, MA

Attention:	Chief Executive Officer
Fax: 617-492-5664

Any notice required or authorized to be given by a party to the other in accordance with the provisions of this Agreement shall, unless otherwise specifically stipulated, be in writing and delivered personally, by a nationally recognized overnight courier, or if by electronic facsimile confirmed by certified or registered mail. Notice shall be deemed delivered upon receipt.

ARTICLE 20 – ASSIGNMENT

20.1	No Assignment

This Agreement shall enure to the benefit of and shall be binding upon te heirs, executors, administrators, successors and permitted assigns of the parties. Neither Nordion nor Molecular Insight Pharmaceuticals shall assign this Agreement or any portion of this Agreement without the written approval of the other party, which approval shall not be unreasonably or untimely withheld; provided, however, that Molecular Insight Pharmaceuticals or Nordion may assign this Agreement without the other’s consent in connection with the sale of all or substantially all of its assets or the business to which this Agreement pertains, to a third party (provided such third party has agreed to accept assignment and assume the obligations and liabilities under this Agreement) or in connection with a merger, consolidation or similar transaction.

ARTICLE 21 – COMPLIANCE

21.1	Compliance with Laws

This Agreement and Nordion’s and Molecular Insight Pharmaceuticals’ obligations hereunder shall be carried out in all material respects in compliance with all applicable laws, by-laws, rules, regulations and orders of all applicable Federal, State, Provincial and Municipal governments.

ARTICLE 22 – NON-WAIVER

22.1	Non-Waiver of Rights

Failure by either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provision hereof shall not be effective unless in writing and shall not affect either party’s rights in the event of any additional breach.

22.2	Force Majeure

Neither party shall be liable to the other for failure to perform or delay in performing its obligations under this Agreement by virtue of the occurrence of an event of Force Majeure. In the event such Force Majeure affecting either party continues for more than ninety (90) days the party not subject of the Force Majeure may, upon thirty (30) days written notice terminate this Agreement. In the event such Force Majeure affecting either party continues for more than six (6) months either party, may upon thirty (30) days written notice terminate this Agreement. “Force Majeure” shall mean an occurrence arising from unforeseen circumstances beyond a party’s reasonable control which prevents, delays or interferes with the performance by such party of any of its obligations hereunder including without limitation an event that occurs by reason of any act of God, flood, power failure, fire, explosion, casualty or accident, failure of suppliers or usual suppliers to have available for supply sufficient raw materials, equipment or machinery, or war, revolution, civil commotion, acts of public enemies, act of terrorism, blockage or embargo, interruption of or delay in transportation, strike or labor disruption.

In the event of Force Majeure, the party affected shall promptly notify the other and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations.

In the event that such Force Majeure affects Isotope Nordion shall use commercially reasonable efforts to identify a then existing alternative source of Isotope supply. Any incremental cost incurred by Nordion subsequent to entering into this Agreement in obtaining Isotope from a then existing alternative supplier for Manufacture of Azedra, shall be borne on a pass through basis by Molecular Insight Pharmaceuticals. All costs and expenses, including but not limited to qualifying and validating an existing alternative supplier of Isotope for use in the Process shall be borne by Molecular Insight Pharmaceuticals. If Molecular Insight Pharmaceuticals elects not to bear the incremental cost, Manufacture of Azedra , shall be suspended during the period of Force Majeure, without liability to either party.

Molecular Insight Pharmaceuticals acknowledges and agrees that at the time of entering into this Agreement Nordion’s usual supplier Atomic Energy of Canada Ltd. and as such Nordion, due to Force Majeure (and for reasons beyond its reasonable control), may be unable to supply Isotope to Manufacture Azedra.

ARTICLE 23 – INSURANCE

23.1	Product Liability Insurance

During the Term of this Agreement and for a period of one (1) year thereafter Molecular Insight Pharmaceuticals at its own expense shall provide and maintain a Comprehensive General Liability insurance policy issued by a reputable insurance company with respect to Azedra. Such policy shall add Nordion as an additional insured and shall have a limit of liability of not less than ****** per occurrence and in the aggregate. Molecular Insight Pharmaceuticals shall be solely responsible for any

* Confidential Treatment Requested *

deductible or retention associated with this policy and such deductible or retention amounts shall not affect Nordion’s interests. The policy shall contain a cross liability clause and shall provide for severability of interest such that breach of a policy condition committed by any one insured shall not adversely affect the rights of the other insured and the insurance shall apply to each insured as though a separate policy were issued to each party. Nordion shall be provided thirty (30) days’ prior written notice of any material change to the policy and such change shall be subject to Nordion’s prior written consent, which consent shall not be unreasonably withheld. Nothing contained in this section shall be deemed to limit in any way the indemnification provisions contained in this Agreement.

ARTICLE 24 – PUBLICATION

24.1	Publicity

The parties agree that, except as may otherwise be required by applicable laws, regulations, rules or orders or in connection with obtaining regulatory approvals for Azedra, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. In the event either party decides to issue a press release announcing the execution of this Agreement, it shall not do so without the prior written approval of the other party.

A copy of any proposed press release shall be provided to the other party for approval at least three (3) business days prior to any proposed release.

In the event that this Agreement or any portion of its contents is required to be disclosed by Molecular Insight Pharmaceuticals or Nordion pursuant to Security Exchange Commission rules or regulations, the FDA, or other federal or state authorities, Molecular Insight Pharmaceuticals or Nordion, as the case may be, shall provide reasonable notice to the other prior to any such disclosure in order that, to the extent possible permitting such party to purge the Agreement of sensitive or confidential information while enabling the other party to comply with the applicable laws, rules and regulations.

ARTICLE 25 – INDEPENDENT CONTRACTOR

25.1	No Joint Venture

The parties agree that with respect to the transactions contemplated herein that they shall both be acting as independent contractors and nothing herein shall constitute the parties as entering into a joint venture or partnership, nor shall anything herein constitute either party as an agent of the other for any purpose whatsoever.

ARTICLE 26 – SEVERABILITY

26.1	Invalid Provisions

If any provision or term of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner, in order that the transaction contemplated hereby be consummated as originally contemplated to the greatest extent possible.

ARTICLE 27 – AGREEMENT

27.1	Entire Agreement

This Agreement, including the Schedules hereto which are incorporated herein, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, or discussions, including, without limitation, the Interim Facility Agreement which is terminated upon transition of the manufacture of Azedra under this Agreement pursuant to section 4.1. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto. In the event of a conflict between a term of the Agreement and any Schedule or Quality Agreement, the terms of this Agreement shall govern.

ARTICLE 28 – LAW

28.1	Applicable Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario, without reference to its principles on conflict of laws. The application of the United Nations Convention for the International Sale of Goods is expressly excluded.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

MDS Nordion, a division of MDS (Canada) Inc.

By:	/s/ Chris Wagner

Molecular Insight Pharmaceuticals, Inc.

By:	/s/ Donald Wallroth